UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                           JULY 5, 2007 (JULY 2, 2007)
                Date of Report (Date of earliest event reported)

                              DELCATH SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

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
          DELAWARE                          001-16133                      06-1245881
(State or other jurisdiction          (Commission File No.)              (IRS Employer
     of incorporation)                                                Identification No.)
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                               1100 SUMMER STREET
                               STAMFORD, CT 06905

          (Address of principal executive offices, including zip code)

       Registrant's telephone number, including area code: (203) 323-8668



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 5.02.   DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS;
APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

         On July 2, 2007, Delcath Systems, Inc. (the "Company") entered into an employment agreement with Mr. Richard L. Taney (the "Agreement"), which provides for Mr. Taney to serve the Company as its Chief Executive Officer effective as of July 2, 2007 through July 1, 2009. This Initial Term will be automatically renewed for one year, unless the Company provides 90 days advance written notice to Mr. Taney of their intention not to extend the term of the Agreement.

         The Agreement provides for Mr. Taney to receive a base salary at a monthly rate of $33,000, or $396,000 annually, and be eligible to receive bonus payments or incentive compensation as determined annually by the Company's Board of Directors in its sole discretion. The Agreement also provides for additional bonuses, which are payable in shares of the Company's Common Stock, upon the Company's achievement of certain milestones relating to its clinical trials and FDA approval process, the consummation of a capital offering or in the event of a sale of 50% of the Company's Common Stock or substantially all of its assets.

         Upon execution of the Agreement, Mr. Taney is entitled to receive: (A) 25,000 shares of the Company's Common Stock as a signing bonus; (B) an option to purchase 50,000 shares of Common Stock at $3.90 per share (which was the closing price of the Company's Common Stock on the day the offer was approved by the Company's Board); and (C) an option to purchase 100,000 shares of the Company's Common Stock at $5.85 per share (representing 150% of the closing price of the Company's Common Stock on the day the offer was approved by the Company's Board). The options described in (B) and (C) above will vest as determined by the Compensation and Stock Option Committee of the Company's Board, and will expire five years from the grant date.

         In addition, the Agreement provides for Mr. Taney to receive an additional 25,000 shares of Common Stock on each twelve-month anniversary of the Agreement, and additional stock options to purchase 50,000 shares of Common Stock for each six month period that the Agreement is in effect. These stock options shall be priced based on the closing price of the Company's Common Stock on each applicable six month anniversary, and will vest as determined by the Compensation and Stock Option Committee.

         Mr. Taney has the right to terminate the Agreement at his sole discretion, upon thirty days written notice, after July 2, 2008. If the Agreement is terminated by the Company "without cause," which would include termination by Mr. Taney for "Good Reason" (as defined in the Agreement) or termination by the Company as result of a "Change of Control" transaction (as defined in the Agreement), Mr. Taney will be entitled to receive a severance payment in an amount equal to the greater of (i) his annual base salary then in effect, or (ii) the balance of his annual base salary from the effective date of termination through the expiration of the term then in effect. In addition, the Company will continue to pay Mr. Taney's health and disability insurance premiums for the longer of the twelve-month period, or the remainder of the term, following such termination, and all stock options held by Mr. Taney at such time will become fully vested and Mr. Taney will have until the later of five years after such termination or the remainder of the option term(s) to exercise his options.

         Mr. Taney has agreed to preserve all confidential and proprietary information relating to the Company's business during the term of his employment and for one year thereafter. In addition, Mr. Taney has agreed to non-competition and non-solicitation provisions that are in effect during the term of the Agreement and for one year thereafter.

         A copy of the Agreement is attached hereto as Exhibit 10.1.


ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS.

(d)      Exhibits


10.1 Employment Agreement dated as of July 2, 2007 between Delcath Systems, Inc. and Richard L. Taney.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.


Dated: July 3, 2007                             DELCATH SYSTEMS, INC.

                                        By:     /S/ RICHARD L. TANEY
                                                --------------------------------
                                                Name:  Richard L. Taney
                                                Title:  Chief Executive Officer



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                                  EXHIBIT INDEX




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
EXHIBIT
NUMBER     DESCRIPTION
 10.1      Employment Agreement dated as of July 2, 2007 between Delcath Systems, Inc. and Richard L. Taney.
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